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Exhibit 5.4

        30 July 2004

Concordia Bus Nordic AB (publ)
Solna Strandväg 78
SE 171- 54 Solna
Sweden

Dear Sirs,

        We have acted as your special Finnish counsel in connection with the registration under the United States Securities Act of 1933 (the "Securities Act") of EUR 130,000,000 9.125% Senior Secured Notes due 1 August 2009 (the "Exchange Notes") of Concordia Bus Nordic AB (publ), a company with limited liability organised under the laws of Sweden (the "Issuer"). The Exchange Notes will be issued pursuant to an indenture, dated as of 22 January 2004 (the "Indenture"), by and among the Issuer and Deutsche Bank Trust Company Americas, as trustee (the "Trustee"), and a registration statement on Form F-4 (the "Registration Statement") will be filed with the U.S. Securities and Exchange Commission.

        We have examined such certificates, corporate records and other documents, and such matters of law, as we have deemed necessary or appropriate for the purpose of this opinion.

        Upon the basis of such examination, we advise you that in our opinion:

  (a)
  the guarantee of the Exchange Notes contained in the Indenture given by Concordia Bus Finland Oy Ab as a Guarantor represent a valid and binding obligation of Concordia Bus Finland Oy Ab, assuming that (i) the Indenture constitutes valid and binding obligations of the Issuer under the laws of Sweden and all other Guarantors under the laws of their respective jurisdictions, (ii) the Exchange Notes constitute valid and binding obligations under the laws of New York, (iii) the Indenture has been duly authorized, executed and delivered by the Issuer, the Trustee and the other Guarantors.

        The foregoing opinion is subject to any limitation and qualification generally applicable under Finnish substantive and procedural law and to the following limitations, qualifications and reservations:

  (a)
  anything contained in this opinion is subject to all limitations resulting from bankruptcy, insolvency, liquidation, reorganisation and similar laws affecting the rights of creditors, and to general equity principles and any limitation which may be applicable generally in accordance with Finnish laws;

  (b)
  the obligations of the Finnish Obligor under, and the enforceability of, the Documents are limited by the provisions of the Finnish Companies Act (1978/734, as amended), regulating distribution of profits and other assets (Chapter 12, Section 2, or its equivalent from time to time) or prohibited loans and guarantees (Chapter 12, Section 7, or its equivalent from time to time) or authority to enter into binding acts on behalf of the company (Chapter 8, Section 15, or its equivalent from time to time). In this respect, the fundamental requirement is that granting guarantees or other security on behalf of the obligations of a third party shall be beneficial for and in the commercial interest of the Finnish Obligor, and is limited to the obligations of Concordia Bus Nordic AB (publ) only; and

  (c)
  any final and conclusive judgement of a State of New York court or federal court of the United States of America is as such not enforceable in Finland, and a judgement of Finnish court is required for such enforcement. In seeking a Finnish court judgement, the judgement of a State of New York court or federal court of the United States of America will constitute circumstantial evidence of questions of fact in the case concerned and evidence of the contents of the laws of the State of New York as applied on the matter in dispute, and would generally be recognized by a Finnish court to the extent it is not contrary to Finnish public policy or mandatory provisions of Finnish laws.

        This opinion expressed herein is strictly limited to the matters stated herein and is not to be read as extending any other matters in connection with the Agreements.

        This opinion is limited to the laws of the Republic of Finland as presently in force and we are not expressing any opinion as to the effect of the laws of any other jurisdiction. We assume no obligation to advise the addressee of any changes in the foregoing subsequent to the date of this opinion, and this opinion speaks only as of that date and is based on the facts and circumstances as of that date.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours sincerely

HANNES SNELLMAN ATTORNEYS AT LAW

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  Exhibit 5.4